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                                                                     EXHIBIT 16


Deloitte & Touche LLP
One City Centre
St. Louis, Missouri 63101

Tel: (314) 342-4900
www.us.deloitte.com
                                                                       DELOITTE
                                                                       & TOUCHE

September 20, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments in Item 4 of the Form 8-K of Forever Enterprises, Inc. (the "Company") dated September 7, 2001 and advise as follows.

We agree with the comments in the second and third sentences of paragraph two, the sixth and seventh sentences of paragraph three, the first, second, third and fourth sentences of paragraph four and the first sentence of paragraph five.

We have no basis on which to agree or disagree with the comments in paragraph one, the first sentence of paragraph two, the first and second sentences of paragraph three, the fifth, sixth and seventh sentences of paragraph four and the second sentence of paragraph five.

With respect to the comments in the third, fourth, fifth and eighth sentences of paragraph three, on May 22, 2001, Deloitte & Touche LLP ("Deloitte & Touche") advised management of the Company that Deloitte & Touche was unable to complete its SAS 71 review prior to the filing date for its Form 10-Q for the quarter ended March 31, 2001. Deloitte & Touche further advised management that resolution of certain open matters, including the presence of significant unresolved reconciling items in the reconsiliations of major balance sheet accounts and unresolved accounting issues surrounding the Company's change in its method of allocating to the Company certain operating expenses incurred by related parties, could result in material adjustments to the interim financial statements included in the Form 10-Q for the quarter ended March 31, 2001. On July 24, 2001, the Company filed a Form 10-Q/A, which included restated financial statements as of and for the three months ended March 31, 2001, upon resolution of the matters identified by Deloitte & Touche.

Yours truly,

/s/ Deloitte & Touche LLP